Exhibit 10.3

Turning Point Therapeutics, Inc.

Non-Employee Director Compensation Policy

Adopted: April 5, 2019

As Amended: March 24, 2022

Each member of the Board of Directors (the “Board”) of Turning Point Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

2. Annual Board Chair Service Retainer (in lieu of Board Service Retainer):

a. Chair of the Board: $70,000

3. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

d. Member of the Corporate Strategy Committee: $7,500

4. Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a. Chair of the Audit Committee: $20,000

b. Chair of the Compensation Committee: $15,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

d. Chair of the Corporate Strategy Committee: $15,000

1.

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Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

Automatic Equity Grants.

(i)
Initial Grant for New Directors. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a Nonstatutory Stock Option to purchase shares of common stock of the Company with an aggregate grant date fair value equal to $800,000 (the “Initial Option Grant”). Each Initial Option Grant will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant.
(ii)
Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each such annual meeting, an “Annual Meeting”), each person who is then a Non-Employee Director (other than any Non-Employee Director elected to the Board at such Annual Meeting) will automatically be granted a Nonstatutory Stock Option to purchase shares of common stock of the Company with an aggregate grant date fair value equal to $400,000 (the “Annual Option Grant”); provided, however, that the Annual Option Grant granted to any Non-Employee Director that was appointed to the Board following the prior year’s Annual Meeting and prior to the current year’s Annual Meeting shall be pro-rated based on the number of days served on the Board by such Non-Employee Director prior to the current year’s Annual Meeting divided by 365. Each Annual Option Grant will vest on the one-year anniversary of the date of grant.

Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package in the form adopted from time to time by the Board.

2.

Compensation Limit

Notwithstanding anything to the contrary herein, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Initial Option Grants and Annual Option Grants granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $500,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Compensation Limit”). The Company shall have the sole discretion to reduce any compensation contemplated hereunder in order to comply with the Compensation Limit.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

3.